EXHIBIT 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of November 1, 2016, by and between RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), with a principal office in Philadelphia, Pennsylvania, and Scott L.N. Davidson (“Executive”).

WHEREAS, Executive has been employed by the Company since April, 2010;

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated as of January 29, 2014 (the “Prior Employment Agreement”);

WHEREAS, the Company and the Executive entered into a Binding Memorandum of Understanding (the “MOU”) on September 26, 2016 that memorialized the terms under which Executive will serve as Chief Executive Officer and President of the Company;

WHEREAS, the Company desires to enter into a new employment agreement with Executive and employ Executive as Chief Executive Officer and President of the Company, pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to be employed by the Company, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Employment

. The Company continues to employ Executive, and Executive hereby accepts such continued employment and agrees to perform Executive’s duties and responsibilities in accordance with the terms, conditions and provisions hereinafter set forth.

Employment Term

. This Agreement shall be effective as of the Second Closing Date (as defined in that certain Securities and Asset Purchase Agreement, dated September 27, 2016, by and among the Company, RAIT TRS, LLC, Jupiter Communities, LLC, the RAIT Selling Stockholders (as defined therein), Independence Realty Trust, Inc. and Independence Realty Operating Partnership, LP) (the “Effective Date”), and shall continue until the third anniversary of the Effective Date, unless the Agreement is terminated sooner in accordance with Section 2 or 3; and shall be effective for successive three-year periods thereafter in accordance with the terms of this Agreement (subject to termination as aforesaid), unless either party notifies the other party of non-renewal in writing at least ninety (90) calendar days before the expiration of the renewal period. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.”

Position, Duties, and Responsibilities

.  Executive shall serve as the Chief Executive Officer of the Company during the Employment Term. Executive shall also continue to serve as the President of the Company, subject to the Board’s right to appoint a different person to serve as President. Executive shall perform all duties and accept all responsibilities incident to such positions as may be reasonably assigned to him by the Board of Trustees of the Company (the “Board”). Executive shall serve as a member of the Board during the Employment Term, subject to the shareholders’ election of the Executive to the Board. During the Employment Term, the Company agrees to nominate the Executive for election to the Board at any meeting of the shareholders of the Company where the election of the members of the Board is included in the purposes of such meeting.

Extent of Service

. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under this Agreement and to devote such business time, attention and energy thereto as is reasonably necessary to carry out those duties and responsibilities. The foregoing shall not be construed as preventing Executive from providing service to, or making investments in, other businesses or enterprises, provided that there is no conflict with Executive’s ability to satisfy his obligations to the Company.

Base Salary

. For all of the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), at the annual rate of $850,000 beginning as of the Effective Date, payable in installments at such times as the Company customarily pays its other senior level executives. Executive’s Base Salary shall be reviewed annually for appropriate increases by the Board pursuant to the Board’s normal performance review policies for senior level executives but shall not be decreased.

Bonus

. Executive shall continue to be eligible to receive annual bonuses in such amounts as the Board may approve in its sole discretion or under the terms of any annual incentive plan of the Company maintained for other senior level executives.

Retirement and Welfare Plans and Perquisites

. Executive shall continue to be entitled to participate in all employee retirement and welfare benefit plans and programs or executive perquisites made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans or perquisites may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

Reimbursement of Expenses; Vacation

. Executive shall continue to be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

Incentive Compensation

. Executive shall continue to be entitled to participate in any short-term and long-term incentive programs (including without limitation any stock option plans) established by the Company for its senior level executives generally, at levels commensurate with the benefits provided to other senior executives and with adjustments appropriate for his positions as Chief Executive Officer and President.

Termination

. Executive’s employment shall terminate upon the occurrence of any of the following events:

Termination Without Cause; Resignation for Good Reason; Non-Renewal by the Company

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(a)The Company may remove Executive at any time without Cause (as defined in Section 4) from the position in which Executive is employed hereunder upon not less than sixty (60) days’ prior written notice to Executive. In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 4). Executive shall give the Company not less than sixty (60) days’ prior written notice of such resignation. In addition, the Company may initiate a termination of employment by sending a notice of non-renewal of this Agreement to the Executive, as described in Section 1.1.

(b)Upon any removal or resignation described in Section 2.1(a), Executive shall be entitled to receive only the amount due to Executive under the Company’s then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c)Notwithstanding the provisions of Section 2.1(b), in the event that Executive executes and does not revoke a written mutual release upon such removal or resignation, in a form acceptable to the parties and including such terms as are reasonable and customary (the “Release”), Executive shall be entitled to receive, in lieu of the payments described in Section 2.1(b), the following:

(i)Executive shall receive a lump sum cash payment equal to two and one quarter times the sum of (x) Executive’s Base Salary, as in effect immediately prior to his termination of employment and (y) the average annual cash bonus Executive received for the three year period immediately prior to his termination of employment; provided, however, that any payments made pursuant to Section 2(f) of the MOU shall be excluded from the calculation of Executive’s average annual cash bonus. Unless the payment is required to be delayed pursuant to Section 19.2, the payment described above shall be made on the sixtieth (60th) day following Executive’s last day of employment with the Company, provided that Executive executes the Release during the forty-five (45) day period following Executive’s last day of employment and the revocation period for the Release has expired without revocation by Executive before the lapse of such sixty (60) day period, and provided, further, that if such sixty (60) day period begins in one calendar year and ends in the next succeeding calendar year, the payment will be made in the next succeeding calendar year.

(ii)For a period of eighteen (18) months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, at the same premium rates as may be charged from time to time for employees of the Company generally, as if Executive had continued in employment with the Company during such period. The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the foregoing 18-month benefit period.

(iii)Executive shall also receive any other amounts earned, accrued and owing but not yet paid under Section 1, including a pro rata portion of Executive’s target annual cash bonus for the fiscal year of his termination (or, in the absence of a target bonus opportunity for the fiscal year, a pro rata portion of the average annual cash bonus Executive received for the three year period immediately prior to his termination of employment; provided, however, that any payments made pursuant to Section 2(f) of the MOU shall be excluded from the calculation of Executive’s average annual cash bonus) (the “Cash Bonus”). The pro rated Cash Bonus shall be determined by multiplying the Cash Bonus by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of his termination and the denominator of which is three hundred and sixty-five (365). Unless the payment is required to be delayed pursuant to Section 19.2, the payment described above shall be made on the sixtieth (60th) day following Executive’s last day of employment with the Company, provided that Executive executes the Release during the forty-five (45) day period following Executive’s last day of employment and the revocation period for the Release has expired without revocation by Executive.

(iv)  On or before the date on which Executive’s employment with the Company terminates, the Company shall provide the Release to Executive. If the Release has not been executed and delivered to the Company within sixty (60) calendar days following termination of Executive’s employment, the Company will cease to have any obligations to make any payments or provide any benefits under this Section 2.1(c).

Voluntary Termination

. Executive may voluntarily terminate his employment for any reason upon sixty (60) days’ prior written notice or by sending a notice of non-renewal of this Agreement to the Company, as described in Section 1.1. In any such event, after the effective date of such termination, except as provided in Section 2.1 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

Disability

. The Company may terminate Executive’s employment if Executive has been unable to perform the material duties of his employment and has been formally determined to be eligible for disability benefits under the Company’s long-term disability plan (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.3 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the following:

(a)The Company shall pay to Executive any amounts earned, accrued and owing but not yet paid under Section 1 and a pro rata Cash Bonus for the fiscal year in which Executive’s Disability occurs. The pro rated Cash Bonus shall be determined as provided in Section 2.1(c)(iii) and, unless the payment is required to be delayed pursuant to Section 19.2, shall be paid in a lump sum cash payment to Executive on the sixtieth (60th) day following Executive’s last day of employment with the Company on account of Disability.

(b)Executive shall receive any other benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

Death

. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued and owing but not yet paid under Section 1 and any benefits accrued and earned under the Company’s benefit plans and programs and (ii) a pro rated Cash Bonus for the fiscal year in which Executive’s death occurs, which pro rated Cash Bonus shall be determined as provided in Section 2.1(c)(iii) and, unless the payment is required to be delayed pursuant to Section 19.2, shall be paid in a lump sum cash payment on the sixtieth (60th) day following Executive’s death. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

Cause

. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already earned. Executive shall be entitled to any benefits accrued and earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company.

Notice of Termination

. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 10. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

Change of Control

.

Effect of Change of Control

. If a Change of Control occurs and Executive’s employment terminates under the circumstances described below, the provisions of Section 2.1 shall apply.

Termination Without Cause Upon or After a Change of Control

. Upon or after a Change of Control, the Company (by action of the Board) may remove Executive at any time without Cause from the position in which Executive is employed hereunder or Executive may initiate termination of employment by resigning under this Section 3 for Good Reason (as defined in Section 4) (in either case, the Employment Term shall be deemed to have ended) upon not less than sixty (60) days’ prior written notice to Executive (or in the case of resignation for Good Reason, Executive shall give the Company not less than sixty (60) days’ prior written notice of such resignation). In any such event, the provisions of Section 2.1(b) or (c), as applicable, shall then apply.

Code Section 280G

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(a)Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any amount payable to or other benefit receivable by Executive hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Code; provided, however, that any such amount or benefit deemed to be a Parachute Payment (as defined below) alone or when added to any other amount payable or paid to or other benefit receivable or received by Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code, (all such amounts and benefits being hereinafter called “Total Payments”) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit received by the Executive if no such reduction was made. For purposes of this Section 3.3, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which the Executive receives or is then entitled to receive from the Company that would constitute Parachute Payments, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) and the amount of applicable employment taxes, less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. For purposes of this Section 3.3, “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code.

(b)The foregoing determination shall be made by tax counsel appointed by the Executive (the “Tax Counsel”). The Tax Counsel shall submit its determination and detailed supporting calculations to both the Executive and the Company within fifteen (15) days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be Parachute Payments. If the Tax Counsel determines that such reduction is required by this Section 3.3, the Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive. The manner in which the Total Payments are reduced shall be mutually agreed to by the Company and the Executive and approved by Tax Counsel; provided, however, that if the Company and the Executive do not agree within fifteen (15) days of the receipt of the Tax Counsel’s determination, the reduction shall be accomplished by, first, reducing any lump sum cash payments included in the

Total Payments and, if further reductions are necessary, by such other reductions as shall be recommended by Tax Counsel. If the Tax Counsel determines that no reduction is necessary under this Section 3.3, it will, at the same time as it makes such determination, furnish the Executive and the Company an opinion that the Executive shall not be liable for any excise tax under Section 4999 of the Code. The Executive and the Company shall each provide the Tax Counsel access to and copies of any books, records, and documents in the possession of the Executive or the Company, as the case may be, reasonably requested by the Tax Counsel, and otherwise cooperate with the Tax Counsel in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 3.3. The fees and expenses of the Tax Counsel for its services in connection with the determinations and calculations contemplated by this Section 3.3 shall be borne by the Company.

Definitions

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4.1“Cause” shall mean any of the following grounds for termination of Executive’s employment:

(a)Executive shall have been convicted of a felony;

(b)Executive shall have been convicted of fraud, misappropriation or embezzlement;

(c)Executive intentionally and continually fails substantially to perform his reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to the Company and has continued for a period of at least thirty (30) days after a written notice of demand for such substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform; or

(d)Executive breaches Section 5 of this Agreement.

4.2“Good Reason” shall mean:

(a)A reduction in Executive’s annual rate of base salary;

(b)A failure of the Company to make the payments required by Section 1.4 hereof;

(c)A significant adverse alteration in the nature or status of Executive’s responsibilities (non-election of Executive to the Board, the removal of Executive from the position of Chief Executive Officer or President or requiring the Executive to report to any employee of the Company, including an executive chairman, shall be deemed to be a significant adverse alteration in the nature or status of Executive’s responsibilities); provided, however, that the appointment by the Board of a different person to serve as President shall not be deemed to be such an alteration so long as (i) the Executive continues to have his duties assigned to him by the Board and (ii) except as may be required by law, all executive officers of the Company shall have their duties assigned to them by the Executive; or

(d)Any other material breach by the Company of this Agreement.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date of at least sixty (60) days but no more than ninety (90) days from the date of such notice) is given no later than ninety (90) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

4.3“Change of Control” shall mean the occurrence of any of the following:

(a)The acquisition of the beneficial ownership, as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of twenty-five percent (25%) or more of the Company’s voting securities or all or substantially all of the assets of the Company by a single person or entity or group of affiliated persons or entities other than by a Related Entity (as defined below); provided, however, that, if such acquisition is approved by the Board and, if after such acquisition, at least two-thirds of the trustees comprising the Board immediately prior to such acquisition continue to serve in such capacity and the Company’s chief executive officer immediately prior to such acquisition continues as the chief executive officer after such acquisition, no Change of Control shall be deemed to have occurred; or

(b)The merger, consolidation or combination of the Company with an unaffiliated entity, other than a Related Entity (as defined below) in which the trustees of the Company, as applicable immediately prior to such merger, consolidation or combination, constitute less than a majority of the board of trustees of the surviving, new or combined entity, unless one-half of the board of trustees of the surviving, new or combined entity, were trustees of the Company immediately prior to such transaction and the Company’s chief executive officer immediately prior to such transaction continues as the chief executive officer of the surviving, new or combined entity; or

(c)During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by the Company’s stockholders of each new trustee was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of the period; or

(d)The transfer of all or substantially all of the Company’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity, other than to a Related Entity (as defined below).

For purposes of the definition of “Change of Control” as set forth herein, the term “Related Entity” shall mean an entity that is an “affiliate” of the Executive or any member of the Executive’s immediate family, as determined in accordance with Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Non-Competition, Non-Solicitation, Intellectual Property and Confidentiality

. Executive understands and acknowledges that, during and solely as a result of his employment by the Company, Executive will receive and have access to special information with respect to the operation of the Company’s business and other related matters, and access to confidential information and business and professional contacts. Executive acknowledges and recognizes the highly competitive nature of the business of the Company and hereby agrees to abide by the terms of the non-competition, non-solicitation, intellectual property and confidentiality provisions of this Agreement. Executive agrees and acknowledges that his employment is full, adequate and sufficient consideration for the restrictions and obligations set forth in those provisions.

Non-Competition and Non-Solicitation

. In consideration of the Company’s entering into this Agreement, Executive agrees that during the Employment Term and, with respect to Section 5.1(a), for a period of eight (8) months after the termination of the Employment Term and, with respect to Section 5.1(b) and (c), for a period of twelve (12) months after the termination of the Employment Term, without regard to its termination for any reason which does not constitute a breach of this Agreement by the Company or a resignation for Good Reason by the Executive, Executive shall not, unless acting pursuant hereto or with the prior written consent of the Board:

(a)directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with any Competing Business (defined below) within any state in which the Company currently engages in any substantial business activity or any state in which the Company engaged in any substantial business activity during the thirty-six (36) month period preceding the date the Executive’s employment terminates; provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the passive ownership by Executive of not more than five percent (5%) of the capital stock of any corporation which is engaged in any Competing Business having a class of securities registered pursuant to the Exchange Act; or

(b)solicit or divert to any Competing Business any individual or entity which is an active or prospective customer of Company or was such an active or prospective customer at any time during the preceding twelve (12) months; or

(c)employ, attempt to employ, solicit or assist any Competing Business in employing any employee of the Company whether as an employee or consultant.

The term “Competing Business” shall mean: any entity or enterprise actively engaged in any business the Company is actively engaged in (or is expected to be actively engaged in within twelve (12) months) at the time of termination.

Executive owns an apartment in New York City that he currently leases and ultimately will sell or exchange for another property, and is a trustee of a family trust that owns office buildings and parking lots (collectively, the “Family Property”). Notwithstanding the provisions of Section 5.1(a), the Company understands that Executive, in his personal capacity, with respect to the apartment, and in his capacity as a trustee in connection with the Family Property, may engage in purchase, sale, lease, exchange and financing transactions (other than (i) lending to third parties secured by either real estate or ownership interests in real estate or (ii) securitizations of real estate). Such transactions shall be permitted and shall not be deemed to be competitive, so long as such permitted transactions do not conflict with or in any way relate to or benefit from any transactions or activities involving the Company that were completed in the previous year or are pending or contemplated.

In the event that the provisions of this Section 5.1 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

Developments

. Executive shall disclose fully, promptly and in writing to the Company any and all inventions, discoveries, improvements, modifications and other intellectual property rights, whether patentable or not, which Executive has conceived, made or developed, solely or jointly with others, while employed by the Company and which (i) relate to the business, work or activities of the Company or (ii) result from or are suggested by the carrying out of Executive’s duties hereunder or from or by any information that Executive may receive as an employee of the Company. Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be requested by the Company at any time and with respect to any such invention, discovery, improvement, modification or other intellectual property rights to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of the Company, Executive shall execute and deliver to the Company, any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or other intellectual property rights or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse Executive for all reasonable expenses incurred by Executive in compliance with the provisions of this Section 5.2.

Confidentiality

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(a)Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to confidential information of the Company, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Employment Term, Executive will not disclose any Confidential Information to any person (except as Executive’s duties as an officer of the Company may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.3 shall not apply to information that becomes generally known to the public through no act of Executive in breach of this Agreement.

(b)Executive acknowledges that all documents, files and other materials received from the Company during the Employment Term (with the exception of documents relating to Executive’s compensation or benefits to which Executive is entitled following the Employment Term) are for use of Executive solely in discharging Executive’s duties and responsibilities hereunder and that Executive has no claim or right to the continued use or possession of such documents, files or other materials following termination of Executive’s employment by the Company. Executive agrees that, upon termination of employment, Executive will not retain any such documents, files or other materials and will promptly return to the Company any documents, files or other materials in Executive’s possession or custody.

Equitable Relief

. Executive acknowledges that the restrictions contained in Sections 5.1, 5.2 and 5.3 are, in view of the competitive nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive also acknowledges that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or in any other court of competent jurisdiction. Executive hereby waives, to the fullest extent permitted by law, any objection that Executive may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Executive agrees that effective service of process may be made upon Executive by mail under the notice provisions contained in Section 10 hereof.

Non-Exclusivity of Rights

. Nothing in this Agreement shall prevent or limit Executive’s participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2.1(c) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

Survivorship

. The respective rights and obligations of the parties under this Agreement, including, but not limited to those set forth in Sections 2, 3 and 5, shall survive any termination of Executive’s employment to the extent necessary to achieve the intended preservation of such rights and obligations.

Mitigation

. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

Arbitration; Expenses

. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

Notices

. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

If to Executive, to:

Scott L.N. Davidson at his most recent home address set forth in the records of the Company; or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 10.

Contents of Agreement; Amendment

. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, except as noted in this Section 11, and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive. This Agreement supersedes the provisions of any employment or other agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement, including, but not limited to, the Prior Employment Agreement, and such provisions in such other agreements will be null and void, except that Sections 2(e), (f), (g) and (h) of the MOU continue in full force and effect for so long as necessary to effectuate their terms. For the avoidance of doubt, Executive specifically acknowledges that, as of the Effective Date, the Prior Employment Agreement is null, void, and no longer in effect and that he is not entitled to any of the rights set forth in the Prior Employment Agreement; provided, however, that this Section 11 is not intended to affect any rights that Executive may have with respect to compensation for fiscal year 2016.

Assignment

. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

Severability

. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

Remedies Cumulative; No Waiver

. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

Beneficiaries/References

. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

Headings

. All section headings used in this Agreement are for convenience only.

Withholding

. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

Governing Law

. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

Section 409A

.

Interpretation

. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

Payment Delay

. Notwithstanding any provision to the contrary in this Agreement, if on the date of the Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six (6) months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum on the date that is six (6) months and one (1) day following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate on the sixtieth (60th) day after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to the prime rate as reported in the Wall Street Journal (or, if unavailable, a comparable source) at the relevant time.

Reimbursements

. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Counterparts

. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Agreement, to the extent signed and delivered by means of a facsimile machine or by other electronic transmission of a manual signature (by portable document format (.pdf) or other method that enables the recipient to reproduce a copy of the manual signature), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  Neither party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

RAIT FINANCIAL TRUST

By: /s/ Michael J. Malter

Name: Michael J. Malter

Title: Chairman of the Board

EXECUTIVE

/s/ Scott L.N. Davidson

Scott L.N. Davidson

[Signature Page to Employment Agreement]